Exhibit 10.6

AMENDED AND RESTATED SEVERANCE PROGRAM FOR MANAGEMENT COMMITTEE MEMBERS

Purpose

1.1

This severance program is designed to provide Eligible Executives (as defined below) with guidelines relative to the benefits they would receive upon an involuntary termination of employment for business reasons whether or not in connection with the occurrence of a Change in Control in order to allow for equitable, objective and uniform treatment of similar situations.

Key Elements

2.1	This severance program is composed of the following key elements which will be offered in whole or in part by Domtar Corporation or its subsidiaries (the “Corporation”), depending on each situation:
•	Severance allowance;
•	Maintenance of medical and dental benefits;
•	Outplacement services.

Any entitlement to payments or benefits other than those specifically addressed in this severance program shall be determined in accordance with the applicable plan or policy.

Eligible Executives

3.1

An executive is eligible for this severance program if he or she is a member of the Management Committee of the Corporation (as duly appointed by the Board of Directors of the Corporation (the “Board”) upon recommendation of the Corporation’s Chief Executive Officer, each an “Eligible Executive”), if the Eligible Executive’s employment (a) is involuntarily terminated for business reasons by the Corporation or (b) in connection with a Change in Control is involuntarily terminated by the Corporation without Cause or is terminated by the Eligible Executive due to Good Reason, and in all cases the Eligible Executive executes, delivers and does not revoke within the applicable statutory time period, a written release (a “Release”) in a form satisfactory to the Administrator; provided that, except as provided in Section 6.3 below, this severance program does not apply to those Eligible Executives for whom another program, agreement or arrangement is applicable.  Except as provided otherwise in Section 3.2 below, an Eligible Executive will no longer be eligible for this severance program upon cessation of his or her service as a member of the Management Committee for reasons other than those listed in this paragraph.

3.2

Any individual who is an Eligible Executive at the commencement of the Protection Period or becomes an Eligible Executive during the Protection Period and prior to the Change in Control will continue to be an Eligible Executive for the duration of the Protection Period.

3.3	This severance program will not be offered if the Eligible Executive:
•	is dismissed for Cause;
•	terminates employment voluntarily (other than for Good Reason in connection with a Change in Control as contemplated by Section 7.5); or
•

is offered continuous employment in a comparable position with comparable terms and conditions of employment by a purchaser of a business from the Corporation (and provided that the Eligible Executive does not have Good Reason as a result).

Effective Date of Program

4.1	This amended and restated severance program will take effect [Date].

Restriction

5.1

If on the date an Eligible Executive’s employment is terminated the Eligible Executive is receiving benefits under the Corporation’s Short-Term or Long-Term Disability Plans, the Eligible Executive will not be entitled to a severance allowance under this severance program.  However, if the Eligible Executive ceases to be eligible for those benefits for reasons other than retirement, the Eligible Executive will be entitled to the severance program if he or she regains the ability to carry out his or her duties prior to the effective date of his or her termination of employment.

Administration

6.1	This severance program will be administered by the Administrator, whose actions and decisions will be conclusive and binding on the Eligible Executive and on the Corporation.
6.2	Subject to Section 6.3, the Corporation reserves the right to terminate, delete, amend or add to this severance program or any of its provisions at any time and from time to time.
6.3

Notwithstanding anything in this severance program to the contrary, during the Protection Period, the Corporation may not amend, modify, suspend or terminate this severance program, in whole or in part, in a manner that is materially adverse to any Eligible Executive (including but not limited to the removal of an individual as an Eligible Executive or any reduction in the applicable severance allowance) without the written consent of such Eligible Executive or, prior to the consummation of  a Change in Control, the Administrator. With respect to any program, agreement, or arrangement adopted, established, or entered into during the Protection Period, no such program, agreement, or arrangement shall replace this severance program and the severance program shall continue to apply to each Eligible Executive, except to the extent such Eligible Executive expressly agrees in writing that this severance program does not apply to such Eligible Executive or as expressly approved by the Administrator prior to the consummation of a Change in Control.

Severance Allowance

7.1

An Eligible Executive shall be entitled to a severance allowance of 12 months of base salary, plus an additional 3 months of base salary for each full year of continuous service as a member of the Management Committee, up to a maximum of 24 months of base salary (the “Severance Period”), unless otherwise determined by the Administrator, upon recommendation of the Corporation’s Chief Executive Officer.

7.2

The base salary used to calculate an Eligible Executive’s severance allowance will be the Eligible Executive’s base salary on the date his or her employment is terminated.  The minimum payments as outlined by the different provincial legislations will be paid within the time limit prescribed by the applicable legislation.  The remaining balance will be paid in a lump sum, except if the Eligible Executive’s severance allowance is subject to taxation in the United States, the severance allowance shall be paid as described below under the heading “Provisions Applicable to U.S. Taxpayers.”

7.3

The severance allowance pursuant to this severance program shall not be less than that required by the applicable legislation.  However, this severance program shall not be interpreted or applied as a minimum severance allowance.

7.4	The severance allowance pursuant to this severance program includes any pay in lieu of notice and severance pay required by law.
7.5

Notwithstanding the allowance amounts described above, if[, within 3 months prior to or] 24 months following the occurrence of a Change in Control, an Eligible Executive’s employment is involuntarily terminated without Cause or the Eligible Executive voluntarily terminates his or her employment for Good Reason, such termination shall be deemed to be in connection with a Change in Control, and the severance allowance will be equal to the sum of (A) 24 months of base salary and (B) two (2) times the Eligible Executive’s target bonus award under the Domtar Corporation Annual Incentive Plan (such plan and any successor or additional annual incentive plan, “AIP”), regardless of the employee’s actual continuous service as a member of the Management Committee.  For this purpose, the Severance Period will be equal to 24 months, and base salary and target bonus award shall be as of the date of termination or the occurrence of the Change in Control, whichever is greater, and, subject to Section 7.2, shall be paid within sixty (60), but in no event later than March 15 of the year after, after the termination date.

The following definitions apply:

(1)	“Administrator” means the Human Resources Committee of the Board (the “HR Committee”), or such other committee as shall be designated by the Board to administer this severance program.
(2)	“Cause” will have the same definition as in the Domtar Corporation 2007 Omnibus Incentive Plan (“Omnibus Plan”), disregarding any amendments to such plan effected during the Protection Period.
(3)	“Change in Control” will have the same definition as in the Omnibus Plan, disregarding any amendments to such plan effected during the Protection Period.
(4)	“Good Reason” means the occurrence of any of the following after a Change in Control:
(a)

a material reduction by the Corporation in the Eligible Executive’s base salary or target annual bonus, as in effect immediately prior to the Change in Control or as increased from time to time.  Eligible Executive shall not have a basis to resign for Good Reason if (i) such reduction is part of an across-the-board reduction in base salary rate or target annual incentive opportunity similarly affecting other Management Committee members or (ii) no bonus is paid, or the amount of the bonus is reduced as a result of the failure of the Eligible Executive or the Corporation to achieve the applicable performance goals;

(b)

a material diminution in the Eligible Executive’s position, duties or responsibilities (including due to the assignment to the Eligible Executive of duties materially inconsistent with his or her position, duties or responsibilities as in effect immediately prior to Change in Control), excluding for this purpose (i) a change in title or reporting relationship alone, and (ii) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Eligible Executive;

(c)

a requirement that the Eligible Executive move his or her principal place of business to a location that is (i) more than 50 miles from the location at which the Eligible Executive was stationed immediately prior to a Change in Control, and (ii) farther from the Eligible Executive’s primary residence than was the location at which the Eligible Executive was stationed immediately prior to the Change in Control; and

(d)

a material breach by the Corporation of any agreement under which the Eligible Executive provides services in each case, provided that the Eligible Executive provides written notice to the Corporation of the condition giving rise to Good Reason within 90 days of the initial existence of the condition, such condition is not remedied within 30 days of receipt of such notice, and the Eligible Executive terminates employment within two years of the occurrence of the Change in Control.

(5)

The term “Corporation” as used in this severance program shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this severance program.

(6)

The term “Protection Period” means period that begins on the earlier of the date the Corporation enters into a definitive written agreement pursuant to which it will effect a transaction that will result in a Change in Control or the date of a Change in Control through the second anniversary of the consummation of the Change in Control (as extended as provided below, the “Protection Period”), provided that, with respect to any Eligible Executive whose employment is terminated in a manner described in Section 3.1 during such Protection Period, the Protection Period with respect to such Eligible Executive shall extend until the date all benefits under this severance program have been paid or provided to such Eligible Executive.

Annual Incentive Plan

8.1

An Eligible Executive who has been involuntarily terminated by the Corporation for business reasons, whether or not in connection with a Change in Control, or who in the three months prior to or 24 months following a Change in Control has terminated his or her employment for Good Reason or has been terminated by the Corporation without Cause will be eligible for a prorated bonus under the AIP for the year in which the termination of employment occurred.  Payment will be based on the pre-established goals under the AIP for the applicable plan year accrued on the books and records of the Company as at the end of the fiscal quarter ended immediately prior to such termination (or such greater amount as is payable under the AIP) and the Eligible Executive’s performance.  It will be calculated prorated on base salary earned during the year of termination.  Payment will be made at the same time as the severance allowance is payable and in any event no later than March 15 of the calendar year following the year of termination.  In situations where an Eligible Executive is terminated prior to the payment of the previous year’s AIP, he or she will also be eligible for payment of the previous year’s AIP, which will also be paid at the same time payment is made to all other employees under the AIP and in any event no later than March 15 of the year following the year in which the related services were performed.

Other Benefits

9.1

A terminated Eligible Executive’s coverage under the Corporation’s medical and dental insurance policies will remain in effect until the last day of the Severance Period, except if the Eligible Executive’s benefits are subject to taxation in the United States, as described below under the heading “Provisions Applicable to U.S. Taxpayers.” In the event that the Eligible Executive obtains equivalent or better coverage elsewhere, this coverage will terminate.

9.2

Notwithstanding Section 9.1 above, the group insurance coverage to which the Eligible Executive was subject immediately prior to his or her termination will be maintained, to the extent provided by applicable law.

9.3

A terminated Eligible Executive will be entitled to reasonable outplacement services.  This benefit will terminate in the event the Eligible Executive obtains new employment.  In no event will this benefit continue beyond December 31 of the second year beginning after the date of termination.

Successors

10.1

Any successor of or to the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), shall assume the obligations under this severance program in the same manner and to the same extent that the Corporation would be obligated under this severance program if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this severance program, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s obligations under this severance program, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Provisions Applicable to U.S. Taxpayers

11.1

Any payment or benefit provided under this severance program that is subject to U.S. taxation and section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the applicable rules, regulations and guidance promulgated thereunder (“Section 409A”), will only be paid or provided if the termination of an Eligible Executive’s employment for business reasons by the Corporation or other termination entitling the Eligible Executive to benefits under this severance program constitutes a “Separation from Service” within the meaning of Section 409A.

11.2	Payments or benefits subject to U.S. taxation shall be administered and paid as follows:

Subject to the execution and delivery by the Eligible Executive of a Release within 45 days of the date of his or her Separation from Service and such Release becoming irrevocable (such execution and revocation period, the “Release Period”):

•

The Eligible Executive’s severance allowance will be paid in a lump sum within 90 days of the date of the Eligible Executive’s Separation from Service, but in no event later than March 15 of the calendar year following the calendar year in which the Eligible Executive’s Separation from Service takes place provided that, if such 90-day period spans more than one calendar year, the payment shall be made in the second calendar year.

•

If the Eligible Executive would otherwise be eligible to elect continued health coverage under Section 4980B of the Code (“COBRA”) (i) if permitted by the applicable plan and applicable law, the Eligible Executive’s coverage under the applicable health insurance policies maintained by the Corporation will remain in effect or (ii) if not so permitted, the Corporation shall pay or reimburse the Eligible Executive for the excess of the cost of COBRA coverage over what would have been the Eligible Executive’s cost for continued coverage under the applicable health insurance policies had he or she been permitted to continue coverage, in each case until the earlier to occur of the last day of the Severance Period and the last day on which the Eligible Executive would otherwise be eligible for COBRA coverage if he or she had elected such coverage and paid the applicable premiums.  In the event that the Eligible Executive obtains equivalent or better coverage elsewhere, this coverage will terminate.

•

If the Eligible Executive would not otherwise be eligible to elect COBRA coverage, the Eligible Executive’s coverage under the applicable health insurance policies maintained by the Corporation will remain in effect until the earlier to occur of the last day of the Severance Period and the 18-month anniversary of the date of the Eligible Executive’s Separation from Service.  In the event that the Eligible Executive obtains equivalent or better coverage elsewhere, this coverage will terminate.

11.3

The amount of any reimbursement or in-kind benefit provided under this severance program in one taxable year shall not affect the amount of any reimbursement or in-kind benefit provided in any other taxable year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid).  Any reimbursement shall be paid to the Eligible Executive on or before the last day of the taxable year following the taxable year in which the expense was incurred.  No entitlement to any reimbursement or in-kind benefit provided under this severance program shall be subject to liquidation or exchange for any other benefit.

11.4

Notwithstanding anything to the contrary contained herein, if an Eligible Executive is a “specified employee” within the meaning of any specified employee policy of the Corporation or, if no such policy is in effect at the time of termination, Section 409A, (i) any portion of an Eligible Executive’s severance allowance under this severance program that is subject to Section 409A (after taking into account all exclusions applicable to the Eligible Executive’s severance allowance under Section 409A) and that would otherwise be payable or provided within six months following the date of the Eligible Executive’s Separation from Service will be accumulated and paid on the first payroll date following the six-month anniversary of the date of the Eligible Executive’s Separation from Service and (ii) the Eligible Executive will pay the full cost of any non-COBRA health care benefits provided to him or her under Section 9.1 that are subject to Section 409A for the six-month period following the date of his or her Separation from Service, with the full amount of such costs to be reimbursed to the Eligible Executive on the first payroll date following the six-month anniversary of the date of his or her Separation from Service, in each case to the extent necessary to comply with Section 409A.

11.5

Neither the Corporation nor any of its directors, officers or employees shall have any liability to an Eligible Executive in the event Section 409A applies to any benefit provided pursuant to this severance program in a manner that results in adverse tax consequences for such Eligible Executive or any of his or her beneficiaries or transferees.  The Administrator may unilaterally amend, modify or terminate any benefit provided under this severance program if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

Additional Administrative Matters

12.1

The Administrator shall have complete discretion to interpret where necessary all provisions of the severance program (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the severance program), to make factual findings with respect to any issue arising under the severance program, to determine the rights and status under the severance program of Eligible Executive or other persons, to resolve questions (including factual questions) or disputes arising under the severance program and to make any determinations with respect to the benefits payable under the severance program and the persons entitled thereto as may be necessary for the purposes of the severance program.  Without limiting the generality of the foregoing, the Administrator is hereby granted the authority (i) to determine whether a particular employee is an Eligible Executive, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits.  The Administrator may delegate, subject to such terms as the Administrator shall determine, any of its authority hereunder to such person or persons from time to time as it may designate.  In the event of such delegation, all references to the Administrator in the severance program shall be deemed references to such delegates as it relates to those aspects of the severance program that have been delegated.  The Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons.

12.2

All benefits payable hereunder that are subject to U.S. taxation and Section 409A of the Code shall be unfunded for purposes of section 83 of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The severance program constitutes a mere promise by the Corporation to make such benefit payments in the future.

12.3

Notwithstanding any provision of the severance program to the contrary, in the event that it shall be determined by the Accounting Firm that any Payment to an Eligible Executive would be subject to the Excise Tax, the Accounting Firm shall determine whether to reduce the aggregate amount of the Payments payable to such Eligible Executive under this severance program (the “Severance Payments”) to the Reduced Amount.  The Severance Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Eligible Executive would have a greater Net After-Tax Benefit if the Eligible Executive’s Severance Payments were reduced to the Reduced Amount.  If instead the Accounting Firm determines that the Eligible Executive would have a greater Net After-Tax Benefit if the Eligible Executive’s Severance Payments were not reduced to the Reduced Amount, the Eligible Executive shall receive all Severance Payments to which the Eligible Executive is entitled under this severance program.  For the avoidance of doubt, nothing in this severance program obligates the Corporation to pay, and the Corporation shall not pay, any Excise Tax imposed on any Eligible Executive.

If the Accounting Firm determines that the aggregate Severance Payments otherwise payable to an Eligible Executive should be reduced to the Reduced Amount pursuant to this Section 12.3, the Corporation shall promptly give the Eligible Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 12.3 shall be binding upon the Corporation and the Eligible Executive and shall be made within fifteen (15) days after the Eligible Executive’s termination date.  The reduction of the Severance Payments to the Reduced Amount, if applicable, shall be made by first reducing, on a pro-rata basis, the cash payments under Section 8.1 and Section 7.5, then reducing the cash payments and benefits under Section 9.1, and then reducing, on a pro-rata basis, any benefits under Sections 9.2 and 9.3.  All fees and expenses of the Accounting Firm shall be borne solely by the Corporation.

The following definitions apply for purposes of this Section 12.3.

(1)

“Accounting Firm” shall mean the Corporation’s then current independent outside auditors, or such other nationally recognized certified public accounting firm as may be designated by the Administrator.

(2)	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(3)

“Net After-Tax Benefit” shall mean the aggregate Value of all Payments to an Eligible Executive, net of all taxes imposed on the Eligible Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm.

(4)

“Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Eligible Executive, whether paid or payable pursuant to the severance program or otherwise.

(5)

“Reduced Amount” shall mean the greatest amount of Severance Payments that can be paid that would not result in the imposition of the Excise Tax upon an Eligible Executive if the Accounting Firm determines to reduce Severance Payments pursuant to this Section 12.3.

(6)	“Value” of a Payment shall mean the economic present value of a Payment, as determined by the Accounting Firm for purposes of Section 280G of the Code.
12.4

Each person who is or shall have been a member of the HR Committee or other Administrator and each delegate of such Committee or Administrator shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under this severance program and against and from any and all amounts paid by him or her in settlement thereof, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that the Corporation is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Corporation’s articles of incorporation or by-laws, by contract, as a matter of law, or otherwise.

Claims for Benefits

13.1

Each terminated Eligible Executive or other person who has been determined to be eligible to receive benefits under this severance program may contest the administration of the benefits by completing and filing a written claim for reconsideration with the Administrator (“claimant”).  If the Administrator denies a claim in whole or in part, the Administrator will provide notice to the claimant, in writing, within 90 days after the claim is filed, unless the

Administrator determines that an extension of time for processing is required.  In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period.  The extension will not exceed a period of 90 days from the end of the initial period of time and the extension notice will indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit decision.

The written notice of a denial of a claim will set forth, in a manner calculated to be understood by the claimant:

•	the specific reason or reasons for the denial;
•	reference to the specific severance program provisions on which the denial is based;
•	a description of any additional material or information necessary for the terminated claimant to perfect the claim and an explanation as to why such information is necessary; and
•

an explanation of the severance program’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

13.2

The claimant or his or her duly authorized representative will have an opportunity to appeal a claim denial to the Administrator for a full and fair review.  The Eligible Executive or his or her duly authorized representative may:

•	request a review upon written notice to the Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;
•	submit written comments, documents, records, and other information relating to the claim for benefits; and
•	examine the severance program and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the claimant’s claim for benefits.

The Administrator’s review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered by the Administrator in the initial benefit determination.  A determination on the review by the Administrator will be made not later than 60 days after receipt of a request for review, unless the Administrator determines that an extension of time for processing is required.  In the event that the Administrator determines that such an extension is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period.  The extension will not exceed a period of 60 days from the end of the initial period and the extension notice will indicate the special circumstances requiring an extension of time and the date on which the Administrator expects to render the determination on review.

The written determination of the Administrator will set forth, in a manner calculated to be understood by the claimant:

•	the specific reason or reasons for the decision;
•	reference to the specific severance program provisions on which the decision is based;
•	the claimant’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and
•	a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

A claim or action (i) to recover benefits allegedly due under the severance program or by reason of any law, (ii) to enforce rights under the severance program, (iii) to clarify rights to future benefits under the severance program, or (iv) that relates to the severance program and seeks a remedy, ruling or judgment of any kind against the severance program or a severance program fiduciary or party in interest (collectively, a “Judicial Claim”), may not be commenced in any court or forum until after the claimant has exhausted the severance program’s claims and appeals procedures set forth above (an “Administrative Claim”).  A claimant must raise every argument and/or produce all evidence the claimant believes supports the claim or action in the Administrative Claim and shall be deemed to have waived any argument and/or the right to produce any evidence not submitted to the Administrator as part of the Administrative Claim.

13.3

Any Judicial Claim must be commenced in the appropriate court or forum no later than 18 months from the earliest of (i) the date the first benefit payment was made or allegedly due; (ii) the date the Administrator first denied the claimant’s request or (iii) the first date the claimant knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the claimant commences an Administrative Claim before the expiration of such 18 month period, the period for commencing a Judicial Claim shall expire on the later of the end of the 18 month period and the date that is three months after the claimant’s appeal of the initial denial of his or her Administrative Claim is finally denied, such that the claimant has exhausted the severance program’s claims and appeals procedures.  Any claim or action that is commenced, filed or raised, whether a Judicial Claim or an Administrative Claim, after expiration of such 18-month period (or, if applicable, expiration of the three-month period following exhaustion of the severance program’s claims and appeals procedures) shall be time-barred.  Filing or commencing a Judicial Claim before the claimant exhausts the Administrative Claim requirements shall not toll the 18-month limitations period (or, if applicable, the three month limitations period).

December 11, 2019